Exhibit 99.1
PRESS RELEASE
For Immediate Release
PENN MILLERS REPORTS THIRD QUARTER AND NINE MONTHS
RESULTS ENDED SEPTEMBER 30, 2009
Wilkes-Barre, Pennsylvania, November 16, 2009 – Penn Millers Holding Corporation (NASDAQ: PMIC) (the “Company”) reported today its financial results for the quarter ended and nine months ended September 30, 2009.
Our third quarter highlights include:
•	Net income of $1.4 million for the third quarter 2009 compared to a loss of $4.0 million for the same quarter last year.
•	Operating income from continuing operations, which excludes realized investment gains or losses, of $1.4 million in the third quarter 2009 compared to $0.5 million for the same quarter last year.
•	An increase in equity of $4.5 million (8.7%) in the third quarter due to:
•	Net income of $1.4 million.
•	Other comprehensive income of $3.1 million including net unrealized gains from investments of $2.2 million and a curtailment of pension benefits related to freezing the pension plan of $1.1 million.
Our nine month highlights include:
•	Net income of $1.3 million for the first nine months of 2009 compared to a loss of $2.5 million for the same period of 2008.
•	Operating income from continuing operations, which excludes realized investment gains or losses, of $2.1 million in the first nine months of 2009 compared to $0.8 million for the same period of 2008.
•	An increase in equity of $5.7 million (11.3%) for the first nine months of 2009 due to:
•	Net income of $1.3 million.
•	Other comprehensive income of $4.4 million including net unrealized gains from investments of $3.6 million and a curtailment benefit of $1.1 million related to freezing the pension plan.
Douglas A. Gaudet, President and Chief Executive Officer, commented on the Company’s results, “We are pleased to report strong 2009 results for our first quarterly filing as a public company. Our operating income improved for both the quarter and year to date periods compared to the prior year and our book value grew 8.7% for the quarter. We believe that the actions we have taken in the recent past to exit unprofitable business are taking hold.”

For the three months ended September 30, 2009, Penn Millers reported net income of $1.4 million compared to a net loss of $4.0 million for the three months ended September 30, 2008. The $5.4 million improvement in net income was primarily due to lower catastrophe losses of $0.5 million after tax in 2009 compared to the same period in 2008, realized losses on investments of $2.1 million after tax and net loss after tax from discontinued operations of $2.4 million for the same quarter in 2008. Also, for the three months ended September 30, 2009, the income tax benefit included a tax benefit of $0.8 million due to the reversal of the deferred tax valuation allowance that was recorded as of December 31, 2008, as the Company determined that it is more likely than not that it will be able to realize the full benefit of its deferred tax assets.
For the nine months ended September 30, 2009, net income was $1.3 million compared to a net loss of $2.5 million for the nine months ended September 30, 2008. The $3.8 million improvement in net income was primarily due to lower catastrophe losses of $2.0 million after tax in the nine months ended 2009 compared to the same period of 2008, lower realized losses on investments of $0.7 million after tax, a lower net loss after tax from discontinued operations of $1.7 million, and the $0.8 million tax benefit on the reversal of the deferred tax valuation allowance in the third quarter of 2009.
Partly offsetting the improvements in the three and nine month results is the impact of our stop loss contract. In 2008, the Company entered into a two year aggregate stop loss reinsurance contract covering the 2008 and 2009 accident years. The Company’s experience under the stop loss reinsurance contract was a net benefit to the Company of $0.3 million after tax for the third quarter of 2008 and a benefit of $0.5 million after tax for the nine months of 2008. The Company’s experience under the stop loss reinsurance contract in the nine months ended 2009 was a net cost to the Company of $0.1 million after tax for the third quarter of 2009 and a cost of $1.5 million after tax for the nine months of 2009. This stop loss reinsurance contract provided short term capital protection for accident years 2008 and 2009. As a result of its recent stock offering, the Company presently sees no need to enter into a similar contract of this kind for 2010 or future years.
The Company’s third quarter net premiums written increased 2.3% percent to $22.9 million compared to $22.4 million in the same period in 2008. Net premiums written through nine months were down 6.8% percent to $56.3 million in 2009, compared to $60.3 million in 2008. A continued focus on underwriting discipline and rate adequacy in the midst of this soft market combined with the commercial business segment withdrawing from certain unprofitable classes of business and terminating relationships with a small number of underperforming producers resulted in the decreases in net premiums written and earned for 2009 compared to 2008. Mr. Gaudet commented on the production results through September, “Despite the soft market, Penn Millers is committed to maintaining underwriting discipline and price adequacy and is willing to walk away from business that is not appropriately priced.”
Equity increased by $4.5 million after tax for the three months ended September 30, 2009, and $5.7 million after tax for the nine months ended September 30, 2009. The increases for both periods are primarily attributable to income from continuing operations, an increase in the market values of the Company’s fixed maturity investments due to declining interest rates and the improvement in the credit markets, and a one-time pension curtailment benefit. During the third quarter of 2009, the Company amended its defined benefit pension plan, whereby all accrued benefits under the plan will be frozen as of October 31, 2009. The Company recognized an after tax curtailment benefit of $1.1 million in the three months ended September 30, 2009, which was reflected in comprehensive income and equity.

On October 16, 2009, the Company completed a stock offering and sold 5,444,022 shares of common stock in a concurrently-held subscription and community offering for $10 per share. The employee stock ownership plan (ESOP) purchased 539,999 of these shares. The offering raised approximately $45.2 million net of the ESOP shares and the conversion and offering costs. Shares of the Company began trading on the NASDAQ Global Market under the symbol “PMIC” on October 19, 2009.
On October 27, 2009, the board of directors authorized the repurchase of up to 5% of the Company’s issued and outstanding shares of common stock. Commenting on the stock buyback Mr. Gaudet noted, “We are committed to adding value for our investors and having the flexibility to buy back shares if and when market conditions may dictate is important to us and a reflection of that commitment.”
The Company filed its Form 10-Q for the quarter ended September 30, 2009 with the U.S. Securities and Exchange Commission (SEC). A copy of the Form 10-Q is available at the Company’s website, www.pennmillers.com or at the SEC’s website, www.sec.gov. Investors are urged to review the Form 10-Q for a more complete discussion of the Company’s financial performance.
The Company provides property and casualty insurance through its wholly owned subsidiary, Penn Millers Insurance Company. Penn Millers Insurance Company provides agribusiness insurance in 33 states and commercial lines insurance in 8 states. Penn Millers Insurance Company is rated “A-” (Excellent) by A.M. Best Company. The Company is located at 72 North Franklin Street in Wilkes-Barre, PA. The Company’s web address is http://www.pennmillers.com.
Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiaries; the impact of extensive regulation of the insurance industry and legislative and regulatory changes, a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our Form S-1 Registration Statement, filed with the SEC and in our other public filings with the SEC. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.
Contact: Michael O. Banks of Penn Millers Holding Corporation, (570) 200-1340

Consolidated Statements of Operations
(Unaudited)
Three months ended September 30, 2009 and 2008
(Dollars in thousands)

	2009	2008
Revenues:
Premiums earned	$20,795	19,950
Investment income, net of investment expense	1,422	1,353
Realized investment gains (losses), net:
Realized investment gains (losses)	4	(213)
Other-than-temporary impairment losses	—	(2,922)
Portion of loss recognized in other comprehensive income	—	—

Net impairment losses recognized in earnings	—	(2,922)
Other income	81	103

Total revenues	22,302	18,271

Losses and expenses:
Losses and loss adjustment expenses	15,636	13,569
Amortization of deferred policy acquisition costs	5,258	5,880
Underwriting and administrative expenses	703	576
Interest (income) expense	(160)	29
Other expense, net	16	114

Total losses and expenses	21,453	20,168

Income (loss) from continuing operations, before income taxes	849	(1,897)
Income tax benefit	(569)	(354)

Income (loss) from continuing operations	1,418	(1,543)

Discontinued Operations:
Income (loss) from discontinued operations, before income taxes	51	(2,449)
Income tax expense (benefit)	22	(9)

Income (loss) from discontinued operations	29	(2,440)

Net income (loss)	$1,447	(3,983)

Consolidated Statements of Operations
(Unaudited)
Nine months ended September 30, 2009 and 2008
(Dollars in thousands)

	2009	2008
Revenues:
Premiums earned	$57,721	59,319
Investment income, net of investment expense	4,191	4,076
Realized investment gains (losses), net:
Realized investment gains	68	1,663
Other-than-temporary impairment losses	(197)	(2,922)
Portion of loss recognized in other comprehensive income	—	—

Net impairment losses recognized in earnings	(197)	(2,922)
Other income	192	324

Total revenues	61,975	62,460

Losses and expenses:
Losses and loss adjustment expenses	41,502	42,261
Amortization of deferred policy acquisition costs	16,211	17,401
Underwriting and administrative expenses	2,572	2,383
Interest (income) expense	(4)	116
Other expense, net	106	190

Total losses and expenses	60,387	62,351

Income from continuing operations, before income taxes	1,588	109
Income tax (benefit) expense	(462)	140

Income (loss) from continuing operations	2,050	(31)

Discontinued Operations:
Income (loss) from discontinued operations, before income taxes	39	(2,470)
Income tax expense (benefit)	826	(16)

Loss from discontinued operations	(787)	(2,454)

Net income (loss)	$1,263	(2,485)

The Company uses a non-GAAP financial measure called “operating income (loss) from continuing operations” which excludes realized investment gains or losses and the results of discontinued operations. Management believes this is useful to investors because investment gains and losses and the results of discontinued operations could distort the analysis of insurance operating trends. While these measures are utilized by investors to evaluate performance, they are not a substitute for the U.S. GAAP financial measure of “income (loss) from continuing operations.” Therefore, a reconciliation of these non-GAAP financial measures to the U.S. GAAP financial measure of “income (loss) from continuing operations” is provided below.
Reconciliation of non-GAAP

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(dollars in thousands)

Operating income from continuing operations	$1,415	$526	$2,135	$800
Net realized gains (losses) on investments, net of income taxes	3	(2,069)	(85)	(831)

Income (loss) from continuing operations	$1,418	$(1,543)	$2,050	$(31)

Consolidated Balance Sheets
September 30, 2009 and December 31, 2008
(Dollars in thousands)

	September 30,	December 31,
	2009	2008
	(Unaudited)
Assets
Investments:
Fixed maturities investments:
Available for sale, at fair value (amortized cost $131,573 in 2009 (unaudited) and $120,538 in 2008)	$138,359	121,914
Cash and cash equivalents	9,195	11,959
Premiums and fees receivable	29,102	31,080
Reinsurance receivables and recoverables	24,293	20,637
Deferred policy acquisition costs	10,156	10,601
Prepaid reinsurance premiums	4,090	4,342
Accrued investment income	1,448	1,431
Property and equipment, net of accumulated depreciation	3,802	4,231
Income taxes receivable	510	1,508
Deferred income taxes	2,431	4,728
Other	4,002	3,864
Deferred offering costs	1,806	1,015
Assets held for sale	—	3,214

Total assets	$229,194	220,524

Liabilities and Equity
Liabilities:
Losses and loss adjustment expense reserves	$115,443	108,065
Unearned premiums	43,593	45,322
Accounts payable and accrued expenses	11,860	13,353
Borrowings under line of credit	1,800	950
Long-term debt	—	1,432
Liabilities held for sale	—	647

Total liabilities	172,696	169,769

Equity:
Retained earnings	53,177	51,914
Accumulated other comprehensive income (loss)	3,321	(1,159)

Total equity	56,498	50,755

Total liabilities and equity	$229,194	220,524